Exhibit 99.1

FOR RELEASE:	April 23, 2010

Contacts:	Neal A. Petrovich
Executive Vice President
Chief Financial Officer
(866) 867-8500

HAMPTON ROADS BANKSHARES

ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL

RESULTS

•	4th quarter earnings impacted by $56.9 million non-cash goodwill impairment charge and $65.7 million provision for loan losses

•	Balance sheet restructuring continued during the 4th quarter:

•	Core deposits increased $310 million (22%)

•	Construction and development loans declined $49 million (6%)

•	Allowance for loan losses increased $33.5 million, net of charge-offs, to $132.7 million or 5.47% of loans

•	Nonperforming assets increased to $257 million at year end

•	Goodwill impairment and loan loss provision expense lead to reported net loss of $96.2 million

Norfolk, Virginia, April 23, 2010: Hampton Roads Bankshares, Inc. (the “Company,” NASDAQ: HMPR), the holding company for Bank of Hampton Roads and Shore Bank, today announced financial results for the fourth quarter and full year 2009. The Company reported a net loss of $96.2 million for the quarter; the net loss attributable to common shareholders was $97.6 million. The fourth quarter loss was primarily due to an additional $56.9 million non-cash goodwill impairment charge related to the 2008 acquisition of Gateway Bank and a $65.7 million provision for loan losses.

For the full year, including previously reported losses, the net loss was $145.5 million; the net loss available to common shareholders was $154.2 million. Full year 2009 results included $84.8 million in non-cash goodwill impairment expense and $134.2 million in non-cash loan loss provision expense.

“We entered 2009 expecting that the weak economy and high unemployment would continue to challenge many customers in our communities and pressure our earnings as we increased reserves, enhanced our management of non-performing loans, reduced expenses, implemented our capital management strategy and worked to restructure our balance sheet,” said John A. B. “Andy” Davies, Jr., President and Chief Executive Officer. “While our regional economy is not out of the woods yet and we still have work to do to return to profitability, I am pleased with how our people have pulled together to address the related challenges. I believe we made significant progress during this past quarter and the year to position the Company well for the future.”

Davies continued: “In the fourth quarter, we added $34 million to loan loss reserves, reduced our reliance on wholesale borrowings by $94 million and reduced our core noninterest expense. We had a very successful money market campaign that generated $310 million in core deposits, with two-thirds coming from new customers. We also experienced a slowdown in the growth rate of delinquent loans and foreclosed real estate compared with the prior quarter. As the economy recovers in 2010, we will continue to lend prudently, evaluate strategies to strengthen our balance sheet, reduce expenses while maintaining customer service, help our borrowers work through difficulties, and invest in the communities we serve. Longer term, we believe that our regions have a great future and we are committed to being a sound, trusted provider of financial services to our communities for decades to come.”

Balance Sheet and Capital Management

The Company continued to implement its capital management plan. In previous quarters, it suspended its common and preferred stock dividends to preserve capital, reducing dividend payments by approximately $16 million per year. During the third and fourth quarters, the Company reduced its risk-weighted assets, partially due to a restructuring of the investment portfolio, which positively impacted regulatory capital ratios. The Company continues to evaluate a variety of capital management strategies.

As of December 31, 2009, total assets were $3.0 billion, total loans were $2.4 billion, and total deposits were $2.5 billion. Compared with the third quarter of 2009, deposits increased $180.7 million on the strength of the Company’s fourth quarter money market promotion. Loans declined $88.1 million during the quarter, due to charge-offs and lower loan demand. Increases in core deposits, coupled with the reduction in loan balances, allowed the Company to reduce wholesale funding by $93.8 million, increase its investment securities portfolio by $59.3 million, and increase its cash and overnight funds by $118.0 million. During the quarter, the Company completed an early repayment of approximately $17.5 million in FHLB borrowings, incurring an early payment expense of approximately $2.0 million, which was recorded as a reduction of noninterest income. This transaction also reduced interest expense by approximately $2.4 million, related to fair value adjustments associated with the Gateway acquisition in 2008.

Nonperforming Assets Increase to 8.64% of Assets; Allowance Increases to 5.47% of Loans

Nonperforming assets equaled 8.64% of total assets at December 31, 2009, up from 6.28% at September 30, 2009 and 1.34% at December 31, 2008, due largely to increases in nonaccrual loans. Foreclosed real estate declined slightly from September 30, but is expected to increase in coming quarters, as problem loans migrate from nonaccrual loan status into foreclosed real estate. Net loan charge-offs were $32.1 million for the quarter, an annualized net charge-off rate of 5.12% of average loans. For the full year 2009, net charge-offs were $52.7 million, equal to 2.06% of average loans, compared with 2008 net charge-offs of $235,000, or 0.04% of average loans. During this difficult economic period, many borrowers have experienced a decline in their business activity and personal income, making it more difficult to meet their loan payment obligations. As a result, higher provisions for future potential loan losses are prudent and necessary. The provision for loan losses was $65.7 million in the fourth quarter, which increased the allowance for loan losses to $132.7 million, or 5.47% of loans. The provision expense for the full year 2009 was $134.2 million, compared with $1.4 million in 2008. National and local economic conditions remain under stress and continue to negatively impact credit quality and profitability throughout the industry. However, in the fourth quarter, the growth rate of the Company’s delinquent loans (including nonaccrual loans) and foreclosed real estate declined compared with the third quarter. Accordingly, management has begun shifting resources from problem loan management to foreclosed property management and sales, in order to facilitate the disposition of foreclosed real estate and maximize proceeds.

Net Interest Income Increases, Aided by Early Payoff of FHLB Borrowings

Net interest income totaled $26.7 million for the fourth quarter of 2009, compared with $8.6 million for the year-earlier quarter and $26.5 million for the third quarter of 2009. Fourth quarter interest expense was reduced by $2.4 million for acquisition fair value adjustments related to FHLB borrowings which were repaid early, and by $1.6 million in other acquisition fair value adjustments that will not recur. Interest income totaled $34.8 million during the fourth quarter, compared with $37.4 million in the previous quarter, and $13.6 million in the year earlier quarter. The sequential decline reflected the adverse impact of higher levels of nonaccrual loans. For the full year, net interest income was $105.2 million in 2009 and $27.3 million in 2008.

Noninterest Income Impacted by Increases in Mortgage Revenue and Special Items

Noninterest income totaled $3.0 million for the fourth quarter of 2009, compared with $7.2 million in the previous quarter and $1.3 million in the fourth quarter of 2008. Fourth quarter noninterest income was impacted by the following nonrecurring items:

•	$1.6 million positive impact from net gain on sales of securities;

•	$2.0 million negative impact from early extinguishment of FHLB borrowings; and

•	$2.1 million negative impact from impairment of equity securities.

The gain on sales of securities was realized as part of the Company’s strategy to reduce investment credit risk and improve regulatory risk-based capital ratios by restructuring the investment portfolio. Net gains on sales of securities were $2.7 million in the previous quarter. As discussed previously, the Company repaid certain funds borrowed from the FHLB prior to the scheduled maturity. The early payment fee reduced noninterest income. This amount was more than offset by a reduction of interest expense. In the fourth quarter, the Company recorded $2.1 million in other-than-temporary impairment expenses related to its equity investments, whose values have been adversely impacted by the economy.

Mortgage banking revenue increased in the fourth quarter by $247,000, or 36%, over the third quarter of 2009. For the full year, mortgage banking revenue was $4.6 million. Revenues from insurance services declined $236,000 or 19% from the third to the fourth quarter of 2009. For the year 2009, insurance revenue was $4.9 million. For the full year, noninterest income was $22.3 million in 2009 and $6.0 million in 2008.

Noninterest Expense Impacted by Goodwill Impairment and Special Charges; Core Noninterest Expense Decreases From Prior Quarter

Noninterest expense totaled $78.9 million in the fourth quarter of 2009, compared with $21.7 million in the prior quarter, and $5.7 million in the fourth quarter of 2008. Noninterest expense included a $56.9 million goodwill impairment charge reflecting a decline in the estimated fair value of the net assets acquired in the Shore Bank and Gateway Bank acquisitions in 2008. Because economic conditions have been weak and credit losses have risen subsequent to those acquisitions, the estimated fair value of these net assets is currently below the levels recorded at the time of acquisition. The goodwill impairment charge is a non-cash accounting entry and does not impact the Company’s regulatory capital ratios.

During the quarter, the Company consolidated two financial centers into nearby financial centers, and incurred costs to exit the leases early. This consolidation will lead to increased efficiencies and lower long-term costs for the Company. For the full year, noninterest expense, including goodwill impairment charges, was $170.8 million in 2009, compared with $21.0 million in 2008.

Acquisition of Shore Financial Corporation and Gateway Financial Holdings

Hampton Roads Bankshares, Inc. acquired Shore Financial Corporation on June 1, 2008, and Gateway Financial Holdings, Inc. on December 31, 2008. As a result of those acquisitions, the substantial increases in income statement comparisons from the fourth quarter of 2008 to 2009 are primarily due to the inclusion of the operating results of Gateway, the increased provision for loan losses, and goodwill impairment charges. The substantial increases in income statement comparisons for the full year of 2009 compared with the full year of 2008 are primarily due to the inclusion of both Shore and Gateway, along with the increased provision for loan losses and goodwill impairment charges.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release, which can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Financial Highlights

Unaudited

(in thousands, except per share data)

	Q4 2009	Q3 2009	Q4 2008
Operating Results

Interest income	$34,798	$37,388	$13,610
Interest expense	8,097	10,911	5,039

Net interest income	26,701	26,477	8,571
Provision for loan losses	65,666	33,662	594
Noninterest income	2,998	7,232	1,264
Noninterest expense	78,911	21,706	5,671
Income tax expense (benefit)	(18,650)	(8,282)	1,225

Net income (loss)	(96,228)	(13,377)	2,345

Preferred stock dividend and accretion of discount	1,370	1,360	—

Net income (loss) available to common shareholders	(97,598)	(14,737)	2,345

Per Share Data

Earnings (loss) per share:
Basic	$(4.45)	$(0.68)	$0.18
Diluted	(4.45)	(0.68)	0.18
Common dividends declared	—	—	0.11
Book value per common share	2.08	6.94	9.70
Book value per common share - tangible	1.50	3.92	5.18

Balance Sheet at Period-End

Total assets	$2,975,558	$2,938,994	$3,085,711
Gross loans	2,426,692	2,514,789	2,599,526
Allowance for loan losses	132,697	99,178	51,218
Total securities	190,841	131,524	177,432
Intangible assets	12,839	66,033	98,367
Total deposits	2,495,040	2,314,293	2,296,146
Total borrowings	277,469	315,177	429,588
Shareholders’ equity	180,996	286,309	344,809
Shareholders’ equity - tangible	168,157	220,276	246,442
Common shareholders’ equity	46,026	151,704	211,267
Common shareholders’ equity - tangible	33,187	85,671	112,900

Daily Averages

Total assets	$3,067,669	$2,979,941	$926,355
Gross loans	2,488,972	2,557,046	801,954
Total securities	164,780	148,518	40,340
Intangible assets	65,376	67,825	30,246
Total deposits	2,461,746	2,314,806	663,274
Total borrowings	300,100	340,363	142,664
Shareholders’ equity	280,298	299,596	109,618
Shareholders’ equity - tangible	214,922	231,771	79,372
Common shareholders’ equity	145,538	165,229	109,618
Common shareholders’ equity - tangible	80,162	97,404	79,372
Interest-earning assets	2,842,542	2,765,698	848,364
Interest-bearing liabilities	2,476,365	2,409,976	684,566

Financial Ratios

Return on average assets	-12.45%	-1.78%	1.01%
Return on average common equity	-266.05%	-35.39%	8.51%
Return on average common equity - tangible	-483.03%	-60.03%	11.75%
Net interest margin	3.73%	3.80%	4.02%
Efficiency ratio	280.63%	69.99%	57.66%
Efficiency ratio excluding goodwill impairment	78.14%	69.99%	57.66%
Tangible common equity to tangible assets	1.12%	2.98%	3.78%

Allowance for Loan Losses

Beginning balance	$99,178	$84,491	$8,692
Provision for losses	65,666	33,662	594
Charge-offs	(32,559)	(19,080)	(172)
Recoveries	412	105	44
Allowance acquired through merger	—	—	42,060

Ending balance	132,697	99,178	51,218

Nonperforming Assets at Period-End

Nonaccrual loans - SOP 03-3	$60,688	$66,104	$31,302
Nonaccrual loans - all other	187,615	109,339	1,583

Nonaccrual loans	248,303	175,443	32,885
Loans 90 days past due and still accruing interest	—	172	3,219
Other real estate owned	8,867	8,934	5,092

Total nonperforming assets	257,170	184,549	41,196

Asset Quality Ratios

Annualized net chargeoffs (recoveries) to average loans	5.12%	2.94%	0.06%
Nonperforming loans to total loans	10.23%	6.98%	1.39%
Nonperforming assets to total assets	8.64%	6.28%	1.34%
Allowance for loan losses to total loans	5.47%	3.94%	1.97%

Noninterest Income

Service charges on deposit accounts	$1,931	$2,054	$1,222
Income on bank owned life insurance	441	412	—
Gain on sale of investment securities	1,579	2,695	—
Mortgage banking income	925	678	—
Insurance income	839	1,064	—
Title insurance income	168	179	—
Retail brokerage income	115	108	—
Other income	(3,000)	42	42

Total noninterest income	2,998	7,232	1,264

Noninterest Expense

Salaries and benefits	$10,139	$10,366	$3,327
Occupancy expense	2,728	2,232	291
Equipment expense	1,029	1,215	97
Data processing expense	1,403	1,472	348
FDIC insurance expense	1,032	1,328	99
Impairment of goodwill	56,861	—	—
Other expense	5,719	5,093	1,509

Total noninterest expense	78,911	21,706	5,671

Composition of Loan Portfolio at Period-End

Commercial	$361,256	$381,985	$451,426
Construction	757,702	806,292	897,288
Real-estate commercial	740,570	744,209	673,351
Real-estate residential	524,853	542,928	528,760
Installment	42,858	40,207	50,085
Deferred loan fees and related costs	(547)	(832)	(1,384)

Total loans	2,426,692	2,514,789	2,599,526

Composition of Deposit Portfolio at Period-End

Noninterest bearing demand	$248,682	$274,688	$240,813
Interest bearing demand	869,312	473,732	438,687
Savings	82,860	109,178	118,001
Time deposits less than $100,000	550,943	583,891	619,290
Time deposits $100,000 or more	356,845	392,641	394,536
Brokered deposits	386,398	480,163	484,819

Total deposits	2,495,040	2,314,293	2,296,146

Other Data

Number of employees (full-time equivalent)	700	696	786
Number of full service offices	60	62	61
Number of loan production offices	1	1	2
Number of ATM’s	72	74	73

(1)	Represents acquired loans which were recorded at their estimated present values at the acquisition date, in accordance with ASC 310-30.

Financial Highlights

Unaudited

(in thousands, except per share data)

	Twelve months ended
	December 31, 2009	December 31, 2008
Operating Results

Interest income	$149,445	$45,177
Interest expense	44,294	17,917

Net interest income	105,151	27,260
Provision for loan losses	134,223	1,418
Noninterest income	22,325	5,980
Noninterest expense	170,795	20,987
Income tax expense (benefit)	(32,075)	3,660

Net income (loss)	(145,467)	7,175

Preferred stock dividend and accretion of discount	8,689	—

Net income (loss) available to common shareholders	(154,156)	7,175

Per Share Data

Earnings (loss) per share:
Basic	$(7.07)	$0.60
Diluted	(7.07)	0.59
Common dividends declared	0.22	0.44
Book value per common share	2.08	9.70
Book value per common share - tangible	1.50	5.18

Balance Sheet at Period-End

Total assets	$2,975,558	$3,085,711
Gross loans	2,426,692	2,599,526
Allowance for loan losses	132,697	51,218
Total securities	190,841	177,432
Intangible assets	12,839	98,367
Total deposits	2,495,040	2,296,146
Total borrowings	277,469	429,588
Shareholders’ equity	180,996	344,809
Shareholders’ equity - tangible	168,157	246,442
Common shareholders’ equity	46,026	211,267
Common shareholders’ equity - tangible	33,187	112,900

Daily Averages

Total assets	$3,072,474	$759,264
Gross loans	2,561,685	646,211
Total securities	162,298	41,711
Intangible assets	76,438	17,950
Total deposits	2,325,606	562,390
Total borrowings	397,616	94,101
Shareholders’ equity	316,381	94,030
Shareholders’ equity - tangible	239,943	76,080
Common shareholders’ equity	181,519	94,030
Common shareholders’ equity - tangible	105,081	76,080
Interest-earning assets	2,663,347	700,584
Interest-bearing liabilities	2,464,977	545,824

Financial Ratios

Return on average assets	-4.73%	0.95%
Return on average common equity	-84.93%	7.63%
Return on average common equity - tangible	-146.70%	9.43%
Net interest margin	3.95%	3.89%
Efficiency ratio	138.63%	64.02%
Efficiency ratio excluding goodwill impairment	69.77%	64.02%
Tangible common equity to tangible assets	1.12%	3.78%

Allowance for Loan Losses

Beginning balance	$51,218	$5,043
Provision for losses	134,223	1,418
Charge-offs	(53,536)	(337)
Recoveries	792	102
Allowance acquired through merger	—	44,992

Ending balance	132,697	51,218

Nonperforming Assets at Period-End

Nonaccrual loans - SOP 03-3	$60,688	$31,302
Nonaccrual loans - all other	187,615	1,583

Total nonaccrual loans	248,303	32,885
Loans 90 days past due and still accruing interest	—	3,219
Repossessed assets	8,867	5,092

Total nonperforming assets	257,170	41,196

Asset Quality Ratios

Annualized net chargeoffs (recoveries) to average loans	2.06%	0.04%
Nonperforming loans to total loans	10.23%	1.39%
Nonperforming assets to total assets	8.64%	1.34%
Allowance for loan losses to total loans	5.47%	1.97%

Noninterest Income

Service charges on deposit accounts	8,117	3,379
Income on bank owned life insurance	1,658	—
Gain on sale of investment securities	4,274	457
Mortgage banking income	4,642	—
Insurance income	4,104	—
Title insurance income	797	—
Retail brokerage income	354	—
Other income	(1,621)	2,144

Total noninterest income	22,325	5,980

Noninterest Expense

Salaries and benefits	$42,285	$11,518
Occupancy expense	9,044	2,261
Equipment expense	4,735	663
Data processing expense	5,368	1,189
FDIC insurance expense	5,661	262
Impairment of goodwill	84,837	—
Other expense	18,865	5,094

Total noninterest expense	170,795	20,987

Composition of Loan Portfolio at Period-End

Commercial	$361,256	$451,426
Construction	757,702	897,288
Real-estate commercial	740,570	673,351
Real-estate residential	524,853	528,760
Installment	42,858	50,085
Deferred loan fees and related costs	(547)	(1,384)

Total loans	2,426,692	2,599,526

Composition of Deposit Portfolio at Period-End

Noninterest bearing demand	$248,682	$240,813
Interest bearing demand	869,312	438,687
Savings	82,860	118,001
Time deposits less than $100,000	550,943	619,290
Time deposits $100,000 or more	356,845	394,536
Brokered deposits	386,398	484,819

Total deposits	2,495,040	2,296,146

Other Data

Number of employees (full-time equivalent)	700	786
Number of full service offices	60	61
Number of loan production offices	1	2
Number of ATM’s	72	73

(1)	Represents acquired loans which were recorded at their estimated present values at the acquisition date, in accordance with ASC 310-30.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties, including statements regarding our plans, expectations, goals, and projections. For example, forward-looking statements include those about steps we are taking to strengthen our balance sheet and capital position, suspending our dividend payments, improving our credit quality, reducing the rate of increase in our nonperforming assets, plans for and timing of our return to profitability, integrating acquired companies, and increasing deposits and shareholder value. Such statements are based on our assumptions and analyses and other information we believe are appropriate in the circumstances and available to us at the time of the press release. Actual results could differ materially from those contained in or implied by such statements for a variety of risks including: (1) deterioration in the loan portfolio; (2) managing problem loans; (3) changes in economic conditions; (4) movements in interest rates; (5) competitive pressures on product pricing and services; (6) success and timing of other business strategies; and (7) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise, among other reasons. Consequently, all of the forward-looking statements in this press release are qualified by these cautionary statements and the cautionary language in our most recent Form 10-K report and other documents we file with the Securities and Exchange Commission. Hampton Roads Bankshares, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of this press release.

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